As filed with the Securities and Exchange Commission on March 29, 2021
Registration No. 333-253699

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kaltura, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	20-8128326
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
250 Park Avenue South
10th Floor
New York, New York 10003
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ron Yekutiel
Chairman and Chief Executive Officer
Kaltura, Inc.
250 Park Avenue South
10th Floor
New York, New York 10003
(646) 290-5445
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe, Esq. Joshua G. Kiernan, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Nitzan Hirsch-Falk Yuval Oren Yoav Meer H-F & Co. Rubinstein House, 20 Lincoln St. 10th Floor Tel Aviv, Israel Telephone: +972 (3) 794-4888 Fax: +972 (3) 794-4878	Byron Kahr, Esq. General Counsel Kaltura, Inc. 250 Park Avenue South 10th Floor New York, New York 10003 Telephone: (646) 290-5445	Michael Kaplan, Esq. Emily Roberts, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Fax: (212) 701-5800	Shachar Hadar Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan 5250608, Israel +972 (3)-610-3100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 3 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-253699) (the “Registration Statement”) of Kaltura, Inc. is being filed solely for the purpose of filing Exhibit 1.1 of the Registration Statement and updating Item 16(a) (Index to Exhibits) of Part II of the Registration Statement. Accordingly, this Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibit and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

Amount
Securities and Exchange Commission registration fee	$47,175
FINRA filing fee	65,360
Nasdaq listing fee	295,000
Accountants’ fees and expenses	1,000,000
Legal fees and expenses	2,500,000
Transfer Agent’s fees and expenses	4,500
Printing and engraving expenses	225,000
Miscellaneous	662,965
Total expenses	$4,800,000
Item 14. Indemnification of Directors and Officers.
The Registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The Registrant’s amended and restated certificate of incorporation, which will be in effect upon the closing of this offering, will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.
In connection with this offering, we intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15. Recent Sales of Unregistered Securities.
Set forth below is information regarding all unregistered securities sold by us since January 1, 2018. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
(a)Issuance of Capital Stock.
1.In March 2020, we issued an aggregate of 1,226,515 shares of our common stock to the former stockholders of Newrow, Inc. as partial consideration for our acquisition of all outstanding shares of capital stock of such entity.
2.In February 2021, we issued an aggregate of 27,011 shares of our Series C convertible preferred stock pursuant to the automatic cashless exercise of the Series C Warrant.
(b)Equity Awards.
1.Since January 1, 2018 we have granted stock options to employees, directors and consultants, covering an aggregate of approximately 25,989,790 shares of our common stock, having exercise prices ranging from $0.0001 to $13.34 per share, in connection with services provided to us by such parties.
2.Since January 1, 2018, we have issued an aggregate of approximately 3,035,011 shares of our common stock to employees, directors and consultants upon their exercise of stock options, for aggregate cash consideration of approximately $0.6 million.
Unless otherwise stated, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.
The following documents are filed as exhibits to this registration statement.

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1*	Certificate of Incorporation of Kaltura, Inc. (currently in effect)
3.2*	Bylaws of Kaltura, Inc. (currently in effect)
3.3*	Form of Amended and Restated Certificate of Incorporation of Kaltura, Inc. (to be in effect upon the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of Kaltura, Inc. (to be in effect upon the closing of this offering)
4.1*	Form of Certificate of Common Stock
4.2+*	Sixth Amended and Restated Investor Rights Agreement, dated as of July 22, 2016, by and among Kaltura, Inc. and each of the investors listed on Exhibit A thereto, as amended
4.3*	Warrant to Purchase Shares of Series E Convertible Preferred Stock, dated as of October 28, 2015, issued by Kaltura, Inc. to ORIX Finance Equity Investors, LP
4.4+*	Purchase Warrant for Common Stock, dated as of July 22, 2016, by and between Kaltura, Inc. and Goldman, Sachs & Co., as amended
4.5*	Amended and Restated Warrant to Purchase Shares of Series D Convertible Preferred Stock, dated as of November 8, 2018, issued by Kaltura, Inc. to ORIX Finance Equity Investors, LP
4.6*	Amended and Restated Warrant to Purchase Shares of Series E Convertible Preferred Stock, dated as of November 8, 2018, issued by Kaltura, Inc. to ORIX Finance Equity Investors, LP
4.7*	Warrant to Purchase Shares of Common Stock, dated as of March 26, 2020, issued by Kaltura, Inc. to Zarom Holding Limited, as amended
5.1*	Opinion of Latham & Watkins LLP
10.1+†*
Credit Agreement, dated as of January 14, 2021, by and among Kaltura, Inc., the several banks and other financial institutions or entities from time to time party thereto, Silicon Valley Bank, as the Issuing Lender and the Swingline Lender, and SVB, as Administrative Agent

10.2+†*	Guarantee and Collateral Agreement, dated as of January 14, 2021, by and among Kaltura, Inc., the other Grantors referred to therein, and Silicon Valley Bank, as Administrative Agent
10.3+†*	Debenture, dated as of January 14, 2021, by and among Kaltura Europe Limited and Kaltura, Inc., as Original Chargors, and Silicon Valley Bank, as Administrative Agent
10.4#+*	Kaltura, Inc. 2007 Israeli Share Option Plan and form of option agreements thereunder
10.5#*	Kaltura, Inc. 2007 Stock Option Plan and form of option agreements thereunder
10.6#*	Kaltura, Inc. 2017 Equity Incentive Plan and form of option agreements thereunder
10.7#*	Kaltura, Inc. 2021 Incentive Award Plan
10.8#*	Form of Stock Option Award Agreement under the Kaltura, Inc. 2021 Incentive Award Plan
10.9#*	Form of Restricted Stock Unit Award Agreement under the Kaltura, Inc. 2021 Incentive Award Plan
10.10#+*	Employment Agreement, dated as of May 1, 2012, by and between Kaltura Ltd. and Ron Yekutiel, as amended
10.11#*	Consulting Agreement by and between Kaltura, Inc. and Ron Yekutiel, effective November 1, 2006
10.12#*	Consulting Agreement by and between Kaltura, Inc. and Ron Yekutiel, effective January 1, 2018, as amended
10.13#*	Consulting Agreement by and between Kaltura Europe Limited and Ron Yekutiel, effective May 1, 2014, as amended
10.14#*	Employment Agreement, dated as of June 18, 2017, by and between Kaltura Ltd. and Yaron Garmazi, as amended
10.15#+*	Employment Agreement, dated as of April 1, 2018, by and between Kaltura Ltd. and Michal Tsur, as amended

10.16#*	Employment Agreement, dated as of January 28, 2019, by and between Kaltura Ltd. and Sergei Liakhovetsky, as amended
10.17#*	Kaltura, Inc. Non-Employee Director Compensation Policy
10.18+*	Form of Indemnification Agreement between Kaltura, Inc. and its directors and officers
21.1*	Subsidiaries of Kaltura, Inc.
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Consent of Naama Halevi Davidov to be Named as Director Nominee
99.2*	Consent of Ronen Faier to be Named as Director Nominee
_______________
*     Previously filed.
#     Indicates management contract or compensatory plan.
†   Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.
+   Certain portions of this exhibit (indicated by “####”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).
(b)Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of March, 2021.

KALTURA, INC.

By:	/s/ Ron Yekutiel
Ron Yekutiel
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ron Yekutiel	Chairman and Chief Executive Officer (principal executive officer) and Director	March 29, 2021
Ron Yekutiel

/s/ Yaron Garmazi	Chief Financial Officer (principal financial and accounting officer)	March 29, 2021
Yaron Garmazi

*	Director	March 29, 2021
Narendra K. Gupta

*	Director	March 29, 2021
Richard Levandov

*	Director	March 29, 2021
Shay David

*By:	/s/ Yaron Garmazi
Yaron Garmazi
Attorney-in-Fact